                                                                   EXHIBIT h(10)

                             PARTICIPATION AGREEMENT

                                      AMONG

                          ING VARIABLE PORTFOLIOS, INC.

                                       AND

                        SOUTHLAND LIFE INSURANCE COMPANY

                                       AND

                           ING FUNDS DISTRIBUTOR, INC.

         THIS AGREEMENT, made and entered into as of this 1st day of May, 2001, among SOUTHLAND LIFE INSURANCE COMPANY (the "Company"), a life insurance company organized under the laws of Colorado, on its own behalf and on behalf of each separate account of the Company as set forth on Schedule A hereto, as such Schedule may be amended from time to time (each such account hereinafter referred to as the "Account"), ING VARIABLE PORTFOLIOS, INC., (ING VPI), an open-ended management investment company and corporation organized under the laws of Maryland, and ING FUNDS DISTRIBUTOR, INC. (the "Distributor"), a corporation organized under the laws of the State of Delaware.

         WHEREAS, ING VPI is an open-end diversified management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the "Contracts") to be offered by insurance companies which have entered into Participation Agreements with ING VPI and the Distributor (the "Participating Insurance Companies"); and

         WHEREAS, the beneficial interest in ING VPI is divided into several series of shares, each designated a "Fund" and representing the interest in a particular managed portfolio of securities and other assets; and

         WHEREAS, ING VPI may rely on an order ("Aetna Variable Fund et al., Investment Company Act Rel. No. 23616 (December 21, 1998)) from the Securities and Exchange Commission ("SEC"), granting the variable annuity and variable life insurance separate accounts participating in ING VPI exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of ING VPI to be sold to and held by variable annuity and variable life insurance separate accounts of the Participating Insurance Companies (the "Mixed and Shared Funding Exemptive Order"); and

         WHEREAS, ING VPI is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Company has registered or will register certain of the Contracts under the 1933 Act, the 1940 Act and applicable state securities and insurance law; and

         WHEREAS, the Company represents herein that each Account is a duly organized, validly existing separate account, which was established by resolution of the Board of Directors of the Company, on the dates shown for such Accounts on Schedule A hereto, to set aside and invest assets attributable to one or more of the Contracts; and

         WHEREAS, the Company has registered or will register the Accounts (except those Accounts for which no such registration is required) as unit investment trusts under the 1940 Act; and

         WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in certain Funds ("Authorized Funds") on behalf of each Account to fund certain of the Contracts and the Distributor is authorized to sell such shares to unit investment trusts such as each Account at net asset value;

         NOW, THEREFORE, in consideration of the promises herein, the Company, ING VPI and the Distributor agree as follows:

                                    ARTICLE I
                            SALE OF ING INCOME SHARES

         1.1.     The Distributor agrees, subject to ING VPI's rights under
Section 1.2 and otherwise under this Agreement, to sell to the Company those shares representing interests in Authorized Funds which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by ING VPI or its designee of the order for the shares of ING VPI. For purposes of this Section 1.1, the Company shall be the designee of ING VPI for receipt of such orders from each Account and receipt by such designee shall constitute receipt by ING VPI; provided that ING VPI receives notice of such order by 10:00 a.m., Eastern time, on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange ("NYSE") is open for trading and on which ING VPI calculates its net asset value pursuant to the rules of the SEC. The initial Authorized Funds are set forth in Schedule B, as such schedule is amended from time to time.

         1.2. ING VPI agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which ING VPI calculates its net asset value pursuant to the rules of the SEC and ING VPI shall use reasonable efforts to calculate such net asset value on each day the NYSE is open for trading. Notwithstanding the foregoing, the Directors of ING VPI (the "Directors") may refuse to sell shares of any Authorized Fund to the Company or any other person, or suspend or terminate the offering of shares of any Authorized Fund if such action is required by law or by regulatory authorities having jurisdiction over ING VPI or if Directors determine, in the exercise of their fiduciary responsibilities, that to do so would be in the best interests of shareholders.

         1.3. ING VPI and the Distributor agree that shares of ING VPI will be sold only to Participating Insurance Companies and their separate accounts and other persons who are permissible investors consistent-with the Accounts meeting the requirements of Treas. Reg. 1.817-5.

         1.4. ING VPI shall redeem its shares in accordance with the terms of its then-current prospectus. For purposes of this Section 1.4, the Company shall be the designee of ING VPI for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by ING VPI; provided that ING VPI receives notice of such request for redemption by 10:00 a.m., Eastern time, on the next following Business Day.

         1.5. The Company shall purchase and redeem the shares of Authorized Funds offered by the then-current prospectus and statement of additional information ("SAI") of ING VPI in accordance with the provisions of such prospectus and SAI.

         1.6. The Company shall pay for ING VPI shares on the next Business Day after an order to purchase ING VPI shares is made in accordance with the provisions of Article I hereof. Payment shall be in federal funds transmitted by wire.

         1.7. Issuance and transfer of ING VPI's shares will be by book entry only. Share certificates will not be issued to the Company or to any Account. Shares ordered from ING VPI will be recorded as instructed by the Company to the Distributor in an appropriate title for each Account or the appropriate sub-account of each Account.

         1.8. The Distributor shall furnish prompt notice (by wire or telephone, followed by written confirmation) to the Company of the declaration of any income, dividends or capital gain distributions payable on ING VPI's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Authorized Fund shares in additional shares of that Authorized Fund. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Distributor shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

         1.9. The Distributor shall make the net asset value per share for each Authorized Fund available to the Company on a daily basis as soon as reasonably practical after ING VPI calculates its net asset value per share, and each of ING VPI and the Distributor shall use its reasonable best efforts to make such net asset value per share available by 6:00 p.m., Eastern time, but in no event later than 7:00 p.m., Eastern time, each Business Day.

         1.10. Any error in the calculation of the net asset value, dividend and capital gain information greater than or equal to $0.01 per share of ING VPI's shares, shall be reported immediately upon discovery to the Company. Any error of a lesser amount shall be corrected in the next Business Day's net asset value per share for ING VPI. Any such notice will state for each day for which an error occurred the incorrect price, the correct price and, to the extent communicated to ING VPI's shareholders, the reason for the price change. The Company may send this notice or a derivation thereof (so long as such derivation is approved in advance by the Distributor) to contract owners or participants whose accounts are affected by the price change. The parties will negotiate in good faith to develop a reasonable method for effecting such adjustments. ING VPI shall provide the Company, on behalf of the Account or the appropriate subaccount of each Account, with a prompt adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value.

For purposes of this Section 1.10, ING VPI or the Distributor shall be liable to the Company for any amount the Company is required to pay to Contract owners or participants due to (i) an incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gain distribution rate, in accordance with ING VPI's procedures or (ii) incorrect or late reporting of the daily net asset value or capital gain distribution rate of an Authorized Fund, in accordance with ING VPI's procedures, upon written notification by the Company, with supporting data, to ING VPI, provided, however, that neither ING VPI nor the Distributor shall be liable for any information provided to the Company pursuant to this Agreement which information is based on inaccurate information supplied by the Company to ING VPI or any of its affiliates, or for any incorrect or late reporting because of acts of God or systems or mechanical failures over which ING VPI, or the Distributor or the investment adviser to ING VPI have no reasonable control; and provided further that the Distributor and Officers of ING VPI shall in good faith discuss with the Company the bearing of any expenses described in (i) and (ii) above for which ING VPI or Distributor are not liable under this provision. In addition, ING VPI or the Distributor shall be liable to the Company for systems and out of pocket costs incurred by the Company in making a Contract owner's or a participant's account whole, if such costs or expenses are a result of ING VPI's failure to provide timely or correct net asset values, dividend and capital gains or financial information, and if such information is not corrected by 4pm EST of the next business day after releasing such incorrect information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner's or a participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

         1.11. The parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV system in which case such activities will be governed by the provisions set forth in an Exhibit to this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1.     The Company represents and warrants that

                  (a) at all times during the term of this Agreement, the Contracts are or will be registered (except those Contracts which are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act) under the 1933 Act and the 1940 Act; the Contracts will be issued and sold in compliance in all material respects with all applicable laws and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a separate account under applicable law and has registered or, prior to any issuance or sale of the Contracts, will register each Account (except those Accounts which have not been registered in proper reliance upon an exclusion from registration under the 1940 Act) as a unit investment ING VPI in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts;

                  (b) the Contracts are currently treated as endowment, annuity or life insurance contracts, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such treatment and that it will notify ING VPI and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and

                  (c) all notices to ING VPI of the purchase and/or redemption of ING VPI shares by each Account shall be accurate.

         2.2.     ING VPI represents and warrants that

                  (a) at all times during the term of this Agreement, ING VPI shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold by ING VPI to the Company in compliance with all applicable laws, subject to the terms of Section 2.4 below, and ING VPI is and shall remain registered under the 1940 Act. ING VPI shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. ING VPI shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by ING VPI or the Distributor in connection with their sale by ING VPI to the Company and only as required by Section 2.4;

                  (b) each Authorized Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that ING VPI will use its best efforts to maintain such qualification (under Subchapter M or any successor provision) and that it will notify the Company immediately upon having a reasonable basis for believing that an Authorized Fund has ceased to so qualify or that it might not so qualify in the future; and

                  (c) ING VPI is lawfully organized and validly existing under the laws of the Commonwealth of Maryland and that it does and will comply in all material respects with the 1940 Act.

         2.3. The Distributor represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Distributor further represents that it will sell and distribute ING VPI shares in accordance with all applicable securities laws applicable to it, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         2.4. Notwithstanding any other provision of this Agreement, ING VPI shall be responsible for the registration and qualification of its shares and of ING VPI itself under the laws of any jurisdiction only in connection with the sale of shares directly to the Company through the Distributor. ING VPI shall not be responsible, and the Company shall take full responsibility, for determining any jurisdiction in which any qualification or registration of ING VPI shares or ING VPI by ING VPI may be required in connection with the sale of the Contracts or the indirect interest of any Contract in any shares of ING VPI and advising ING VPI thereof at such time and in such manner as is necessary to permit ING VPI to comply.

         2.5. ING VPI makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states.

         2.6 ING VPI and the Distributor represent and warrant that all of their Directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of ING VPI are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of ING VPI in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

                                   ARTICLE III
                    PROSPECTUSES AND PROXY STATEMENTS; VOTING

         3.1. ING VPI shall provide the Company with a sufficient quantity of its prospectus, SAI and any supplements to any of these materials once each year (or more frequently if these materials are amended), to be used in connection with the offerings and transactions contemplated by this Agreement. In addition, ING VPI shall provide the Company with a sufficient quantity of its proxy materials that are required to be sent to Contract owners or participants. In lieu of ING VPI providing the Company with printed copies of its prospectus, SAI, supplements and proxy materials, the Company shall have the right to request that ING VPI transmit a copy of such materials in an electronic format (camera-ready copy), which the Company may use to have such materials printed together with similar materials of other Account funding media that the Company or any distributor will distribute to existing or prospective Contract owners or participants.

         3.2. ING VPI's prospectus shall state that the SAI for ING VPI is available from ING VPI, and ING VPI shall provide the SAI free of charge to any owner of a Contract or to any prospective Contract owner who requests the SAI. Distributor and ING VPI, as appropriate, agree to provide to Company with as many copies of the SAI as reasonably requested by Company.

         3.3. ING VPI, at its expense, shall provide the Company with copies of its reports to shareholders, proxy material and other communications to shareholders in such quantity as the Company shall reasonably require for distribution to the Contract owners or participants. The Company shall respond to requests for documents regarding ING VPI in a manner that is consistent with SEC rules, including, but not limited to, Item 1(b) of Form N-1 A, which requires requested documents to be sent within three (3) business days from the date of request.

         3.4. The Company shall vote all ING VPI shares as required by law and the Mixed and Shared Funding Exemptive Order. The Company reserves the right to vote ING VPI shares held in any separate account in each Company's own right, to the extent permitted by law and the Mixed and Shared Funding Exemptive Order. The Company shall be responsible for assuring that each of its separate accounts participating in ING VPI calculates voting privileges in a manner consistent with all legal requirements and the Mixed and Shared Funding Exemptive Order.

         3.5. ING VPI will comply with all applicable provisions of the 1940 Act requiring voting by shareholders.

                                   ARTICLE IV
                         SALES MATERIAL AND INFORMATION

         4.1. Without limiting the scope or effect of Section 4.2 hereof, the Company shall furnish, or shall cause to be furnished, to the Distributor each piece of sales literature or other promotional material (as defined hereafter) in which ING VPI, its investment adviser or the Distributor is named at least 15 days prior to its use. No such material shall be used if the Distributor objects to such use within five (5) Business Days after receipt of such material.

         4.2. The Company shall not give any information or make any representations or statements on behalf of ING VPI or concerning ING VPI in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for ING VPI shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in annual or semi-annual reports or proxy statements for ING VPI, or in sales literature or other promotional material approved by ING VPI or its designee or by the Distributor, except with the written permission of ING VPI or the Distributor or the designee of either or as is required by law.

         4.3. The Distributor or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material prepared by the Distributor in which the Company and/or the Company's Account is named at least 15 days prior to its use. No such material shall be used if the Company or its designee objects to such use within five (5) Business Days after receipt of such material.

         4.4. Neither ING VPI nor the Distributor shall give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners or participants, or in sales literature or other promotional material approved by the Company or its designee, except with the written permission of the Company or as is required by law.

         4.5. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e. any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all registered representatives.

         4.6 ING VPI will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, notices and exemptive orders related to applications for exemptive relief from the requirements of the federal securities laws, and all amendments to any of the above, that relate to ING VPI or its shares, promptly after the filing of such document with the SEC, the NASD or other regulatory authority.

         4.7 The Company will provide to ING VPI at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, notices and exemptive orders related to applications for exemptive relief from the requirements of the federal securities laws, and all amendments to any of the above, that relate to ING VPI or its shares, promptly after the filing of such document with the SEC, the NASD, or other regulatory authority.

                                    ARTICLE V
                                FEES AND EXPENSES

         5.1. If ING VPI or any Authorized Fund adopts and implements a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses, subject to obtaining any required exemptive orders or other regulatory approvals, ING VPI or Distributor may make payments to the Company or to the underwriter for the Account if and in such amounts agreed to by the parties in writing.

         5.2. All expenses incident to performance by ING VPI under this Agreement shall be paid by ING VPI to the extent permitted by law. ING VPI shall bear the expenses for the cost of registration and qualification of ING VPI's shares, preparation and filing of ING VPI's prospectus and registration statement, proxy materials and reports, setting the prospectus and shareholder reports in type, setting in type and printing the proxy materials, and the preparation of all statements and notices required by any federal or state law, in each case as may reasonably be necessary for the performance by it of its obligations under this Agreement. All expenses incident to the solicitation and tabulation of ING VPI's proxy materials will be paid by ING VPI, including postage.

         5.3. ING VPI shall pay for the cost of typesetting and printing periodic fund reports to shareholders, prospectuses, prospectus supplements, statements of additional information and other materials that are required by law to be sent to Contract owners or participants, as well as the cost of distributing such materials. The Company shall pay for the cost of printing ING VPI's prospectuses and statements of additional information and for the distribution thereof for prospective Contract owners or participants. Each party shall be provided with such supporting data as may reasonably be requested for determining expenses under this Article V.

                                   ARTICLE VI
                                 DIVERSIFICATION

         6.1 ING VPI will invest its assets to cause each Authorized Fund to maintain a diversified pool of investments that would, if such Fund were a segregated asset account, satisfy the diversification requirements of Treasury Reg. Section 1.817-5(b)(1) or (2). In the event of a breach of this Article VI by ING VPI, it will take all reasonable steps: (a) to notify the Company of such breach; and (b) to adequately diversify ING VPI so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5.

                                   ARTICLE VII
                               POTENTIAL CONFLICTS

         7.1. Directors will monitor ING VPI for the existence of any material irreconcilable conflict between the interests of the Contract owners or participants of all separate accounts investing in ING VPI. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Authorized Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or participants; or (f) a decision by an insurer to disregard the voting instructions of Contract owners or participants. ING VPI shall promptly inform the Company if Directors determine that a material irreconcilable conflict exists and the implications thereof.

         7.2. The Company will report any potential or existing conflicts of which it is aware to Directors. The Company will assist Directors in carrying out their responsibilities under the Mixed and Shared Funding Exemptive Order, by providing Directors with all information reasonably necessary for Directors to consider any issues raised. This responsibility includes, but is not limited to, an obligation by the Company to inform Directors whenever Contract owner voting instructions are disregarded.

         7.3. If it is determined by a majority of Directors, or a majority of the disinterested Directors, that a material irreconcilable conflict exists, the Company shall to the extent reasonably practicable (as determined by a majority of the disinterested Directors), take, at the Company's expense (but only if Directors determine that the Company is responsible for causing or creating said conflict, said conflict is caused by operation of law or said conflict is the result of some other cause outside the control of ING VPI or any of the Participating Insurance Companies), whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including:
(1) withdrawing the assets allocable to some or all of the separate accounts from ING VPI or any Authorized Fund thereof and reinvesting such assets in a different investment medium, including (but not limited to) another series of ING VPI, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners or participants and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners or participants, life insurance contract owners or participants, or variable contract owners or participants of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners or participants the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

         7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at ING VPI's election, to withdraw the affected Account's investment in one or more portfolios of ING VPI and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. No charge or penalty shall be imposed as a result of such withdrawal. Any such withdrawal and termination must take place within six
(6) months after ING VPI gives written notice that this provision is being implemented, and until the end of that six month period, the Distributor and ING VPI shall, to the extent permitted by law and any exemptive relief previously granted to ING VPI, continue to accept and implement orders of the Company for the purchase (and redemption) of shares of ING VPI.

         7.5. If a material irreconcilable conflict arises because of a particular state insurance regulator's decision applicable to the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, then the Company may be required, at ING VPI's direction, to withdraw the affected Account's investment in one or more Authorized Funds of ING VPI; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Any such withdrawal and termination must take place within six (6) months after ING VPI gives written notice that this provision is being implemented, unless a shorter period is required by law, and until the end of the foregoing six month period (or such shorter period if required by law), the Distributor and ING VPI shall, to the extent permitted by law and any exemptive relief previously granted to ING VPI, continue to accept and implement orders by that Company for the purchase (and redemption) of shares of ING VPI. No charge or penalty will be imposed as a result of such withdrawal.

         7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any material irreconcilable conflict. Neither ING VPI nor the Distributor shall be required to establish a new funding medium for the Contracts, nor shall the Company be required to do so, if an offer to do so has been declined by vote of a majority of Contract owners or participants materially adversely affected by the material irreconcilable conflict. In the event that Directors determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account's investment in one or more Authorized Funds of ING VPI and terminate this Agreement within six (6) months (or such shorter period as may be required by law or any exemptive relief previously granted to ING VPI) after Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Directors. No charge or penalty will be imposed as a result of such withdrawal.

         7.7. The responsibility to take remedial action in the event of Directors' determination of a material irreconcilable conflict and the obligation of the Company set forth in this Article VII shall be carried out with a view only to the interests of Contract owners or participants.

         7.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) ING VPI and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3,
7.4 and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

         7.9. The Company has reviewed the Mixed and Shared Funding Exemption Order and hereby assumes all obligations referred to therein which are required, including, without limitation, the obligation to provide reports, material or data as Directors may request, as conditions to such order, to be assumed or undertaken by the Company.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1.     Indemnification by the Company

         8.1.     (a).     The Company shall indemnify and hold harmless ING
VPI, the Distributor and ING Investments, LLC (the "Adviser"), and each of Directors, directors of the Distributor or the Adviser, officers, employees or agents of ING VPI, the Distributor or the Adviser, and each person, if any, who controls ING VPI, Adviser or the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company which consent may not be unreasonably withheld) or litigation expenses (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of ING VPI's shares or the Contracts or the performance by the parties of their obligations hereunder and:

                  (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus or SAI for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of ING VPI for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or ING VPI shares; or

                  (ii) arise out of or as a result of written statements or representations (other than statements or representations contained in ING VPI's registration statement or prospectus, or in sales literature for ING VPI shares not supplied by the Company, or persons under its control) or wrongful conduct of the Company or its agents or employees or persons under its control, with respect to the sale or distribution of the Contracts or ING VPI shares; or

                  (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of ING VPI or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to ING VPI or the Distributor by or on behalf of the Company; or

                  (iv) arise out of or result from any breach of any material representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

         8.1.     (b)      The Company shall not be liable under this
indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to ING VPI, whichever is applicable.

         8.1.     (c)      The Company shall not be liable under this
indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at the Company's expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Company to such Indemnified Party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.1.     (d)      The Distributor shall promptly notify the Company of
the commencement of any litigation or proceedings against ING VPI or the Distributor in connection with the issuance or sale of ING VPI Shares or the Contracts or the operation of ING VPI.

         8.1.     (e)      The provisions of this Section 8.1 shall survive any
termination of this Agreement.

         8.2.     Indemnification by the Distributor

         8.2.     (a)      The Distributor shall indemnify and hold harmless the
Company and each person, if any, who controls the Company within the meaning of
Section 15 of the 1933 Act and any director, officer, employee or agent of the foregoing (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor which consent may not be unreasonably withheld) or litigation expenses (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of ING VPI's shares or the Contracts or the performance by the parties of their obligations hereunder and:

                  (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement, prospectus, or SAI for ING VPI or the sales literature for ING VPI prepared by ING VPI or Distributor (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Distributor or ING VPI by or on behalf of the Company for use in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or ING VPI shares; or

                  (ii) arise out of or as a result of written statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Distributor or persons under its control) of the Distributor or persons under its control, with respect to the sale or distribution of the Contracts or ING VPI shares; or

                  (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Distributor; or

                  (iv) arise out of or result from any breach of any material representation and/or warranty made by the Distributor or ING VPI in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor or ING VPI; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

         8.2.     (b)      The Distributor shall not be liable under this
indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

         8.2.     (c)      The Distributor shall not be liable under this
indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Parry shall have received notice of such service on any designated agent) on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim, but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Distributor to such Indemnified Party of the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.2.     (d)      The Company shall promptly notify the Distributor,
the Adviser, and ING VPI of the commencement of any litigation or proceedings against it or any of its officers or directors, in connection with the issuance or sale of the Contracts or the operation of each Account.

         8.2.     (e)      The provisions of this Section 8.2 shall survive any
termination of this Agreement.

                                   ARTICLE IX
                                 APPLICABLE LAW

         9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

         9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

                                    ARTICLE X
                                   TERMINATION

         10.1.    This Agreement shall terminate:

                  (a) at the option of any party, with respect to some or all of the Authorized Funds, upon sixty (60) days' advance written notice to the other parties; or

                  (b) at the option of ING VPI or the Distributor in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, any State Insurance Commissioner or any other regulatory body regarding the Company's duties under this Agreement or related to the sales of the Contracts, with respect to the operation of any Account, or the purchase of ING VPI shares, provided, however, that ING VPI or the Distributor determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

                  (c) at the option of the Company in the event that formal administrative proceedings are instituted against ING VPI or Distributor by the NASD, the SEC, or any state securities or insurance department or any other regulatory body in respect of the sale of shares of ING VPI to the Company, provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of ING VPI or Distributor to perform its obligations under this Agreement; or

                  (d) with respect to any Account, upon requisite vote of the Contract owners or participants having an interest in such Account (or any subaccount) to substitute the shares of another investment company for the corresponding Authorized Fund shares of ING VPI in accordance with the terms of the Contracts for which those Authorized Fund shares had been selected to serve as the underlying investment media. The Company will give 30 days' prior written notice to ING VPI of the date of any proposed vote to replace ING VPI's shares;

                  (e) with respect to any Authorized Fund, upon 30 days' advance written notice from the Distributor to the Company, upon a decision by the Distributor to cease offering shares of ING VPI for sale; or

                  (f) at the option of any party to this Agreement, upon written notice to the other parties, upon another party's material breach of any provision of this Agreement which material breach is not cured within thirty
(30) days of said notice.

         10.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 10.1 (a) may be exercised for any reason or for no reason.

         10.3. No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate, which notice shall set forth the basis for such termination. Such prior written notice shall be given in advance of the effective date of termination as required by this
Article X.

         10.4. Notwithstanding any termination of this Agreement, subject to Sections 1.2 and 10.5 of this Agreement, ING VPI and the Distributor shall, at the option of the Company, continue to make available additional shares of ING VPI pursuant to the terms and conditions of this Agreement, for all Contracts in effect as of the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, subject to Sections 1.2 and
10.5 of this Agreement, the owners or participants of the Existing Contracts shall be permitted to reallocate investments in ING VPI, redeem investments in ING VPI and/or invest in ING VPI upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.4 shall not apply to any termination under Article VII and the effect of such Article VII termination shall be governed by Article VII of this Agreement.

         10.5. If any party terminates this Agreement with respect to any Authorized Fund pursuant to the provisions under Article X, the Agreement shall nevertheless continue in effect as to any shares of ING VPI that are outstanding as of the date of such termination (the "Initial Termination Date"). This continuation shall extend to the earlier of (a) the date as of which an Account no longer owns shares of the affected Authorized Fund or (b) the date (the "Final Termination Date") as of 180 days following the Initial Termination Date, or, at the Distributor's option, such later date as is necessary for the Company to obtain a substitution order from the SEC, the application for which the Company will diligently pursue.

         10.6. The Company shall not redeem ING VPI shares attributable to the Contracts (as opposed to ING VPI shares attributable to the Company's assets held in either Account) except (i) as necessary to implement Contract owner or participant initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption"). Upon request, the Company will promptly furnish to ING VPI and the Distributor an opinion of counsel for the Company, reasonably satisfactory to ING VPI, to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, subject to Sections 1.2 and 10.5 of this Agreement, the Company shall not prevent Contract owners or participants from allocating payments to an Authorized Fund that was otherwise available under the Contracts without first giving ING VPI or the Distributor 90 days' written notice of its intention to do so.

                                   ARTICLE XI
                                     NOTICES

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to ING VPI:
         ING Variable Portfolios, Inc.
         7337 East Doubletree Ranch Road
         Scottsdale, AZ 85258-2034
         Attn: Kimberly A. Anderson

If to the Distributor:
         ING Funds Distributor, Inc.
         7337 East Doubletree Ranch Road
         Scottsdale, AZ 85258-2034
         Attn: Kimberly A. Anderson

If to the Company:
         Southland Life Insurance Company
         1290 Broadway
         Denver, CO 80203
         Attn: Variable Counsel

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1. A copy of the Agreement and Declaration of ING VPI is on file with the Secretary of State of the State of Maryland, and notice is hereby given that this instrument is executed on behalf of Directors of ING VPI as Directors and not individually and that the obligations of or arising out of this instrument, including without limitation Article VI, are not binding upon any of Directors or shareholders individually but binding only upon the assets and property of ING VPI.

         12.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         12.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         12.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         12.5. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         12.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         12.7. Notwithstanding any other provision of this Agreement, the obligations of ING VPI and the Distributor are several and, without limiting in any way the generality of the foregoing, neither such party shall have any liability for any action or failure to act by the other party, or any person acting on such other party's behalf.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

                                        SOUTHLAND LIFE INSURANCE COMPANY
                                        BY ITS AUTHORIZED OFFICER,

                                        /s/ Lawrence D. Taylor
                                        ------------------------------------
                                        NAME: Lawrence D. Taylor
                                        TITLE: Senior Vice President,
                                               Product Management Group

                                        ING VARIABLE PORTFOLIOS, INC.
                                        BY ITS AUTHORIZED OFFICER,

                                        /s/ Michael J. Roland
                                        ------------------------------------
                                        NAME: MICHAEL J. ROLAND
                                        TITLE:

                                        ING FUNDS DISTRIBUTOR, INC.
                                        BY ITS AUTHORIZED OFFICER

                                        /s/ Michael J. Roland
                                        ------------------------------------
                                        NAME: MICHAEL J. ROLAND
                                        TITLE:

                                   SCHEDULE A

                         CONTRACTS AND SEPARATE ACCOUNTS

Separate Account:                    Contracts:
-----------------                    ----------
Southland Separate Account L1        Future Dimensions Variable Universal Life
(February 25, 1994)                  Market Dimensions Variable Universal Life
                                     Survivor Dimensions Variable Universal Life

                                   SCHEDULE B

                          ING VARIABLE PORTFOLIOS, INC.

Eligible Portfolios

ING VP Index Plus LargeCap Portfolio
ING VP Index Plus MidCap Portfolio
ING VP Index Plus SmallCap Portfolio

                                  NSCC EXHIBIT

Effective Date:

         Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System.

1. As provided in Section 1.11 of the Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchase and redemptions of Fund Shares through National Security Clearing Corporation ("NSCC") and its subsidiary systems as follows:

         (a) Distributor or the Funds will furnish to the Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (4) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to the Company or its affiliate by 6:30 p.m. Easter Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and the Company or its affiliate.

         (b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to the Company's or its affiliate's compliance with the foregoing, the Company or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business

              Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

         (c) The Company or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

         (d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

         (e) With respect to (c) or (d) above, if Distributor does not send a confirmation of the Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

         (f) If on any day the Company or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to the Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

         (g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. The Company or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

                                       2